Exhibit 99.1

Samsonite Announces Declaration of $175,000,000 Cash Distribution, Expiration of Tender Offers, and Closing Under New Credit Facility

DENVER, December 21, 2006 - SAMSONITE CORPORATION (OTC Bulletin Board: SAMC) (the "Company") announced today that its Board of Directors approved a special cash distribution in an aggregate amount of $175 million (the "Distribution") consisting of dividends on the Company's common stock and convertible preferred stock and certain dilution adjustment payments to holders of the Company's outstanding stock options. The total dividend per share of common stock will be within a range of $0.2273 and $0.2347 and the dividend per share of convertible preferred stock is $359.33. The minimum aggregate amount of dividends on the Company's common stock is $164,122,676 and the maximum aggregate amount of dividends on the Company's convertible preferred stock is $5,485,172. The aggregate amount of dilution adjustment payments is approximately $5.4 million.

As of December 21, 2006, holders of more than 90% of the convertible preferred stock have elected to convert their convertible preferred stock into common stock effective as of January 4, 2007. To the extent more holders of convertible preferred stock convert their convertible preferred stock into common stock on or prior to January 4, 2007, the total dividends payable on the common stock will increase and the total dividends payable on the convertible preferred stock will decrease.

The Board established January 2, 2007 as the record date for the dividends on the common stock and January 5, 2007 as the record date for the dividends on the convertible preferred stock. The Board established January 5, 2007 as the payment date for the dividends on the common stock and the convertible preferred stock (with the possibility of a supplemental payment on January 9, 2007 in respect of the common stock, as described below).

While the aggregate amount of the Distribution has been fixed by the Board at $175 million, the exact amount of dividends paid on the common stock and the convertible preferred stock will not be known until January 5, 2007. Any supplemental portion of the dividends payable on the common stock that are not paid on January 5, 2007 will be paid on January 9, 2007.

As previously disclosed in the Notice and Information Package distributed to holders of the convertible preferred stock on December 18, 2006 (a copy of which was filed as an exhibit to the Company's Current Report on Form 8-K filed with the SEC on December 18, 2006), on December 18, 2006 holders of more than 90% of the Company's convertible preferred stock entered into written agreements with the Company electing to convert their convertible preferred stock into common stock effective as of January 4, 2007 (the day prior to the payment of dividends on the convertible preferred stock). Additional information concerning the Distribution is set forth in the Notice and Information Package.

The Company also announced that its offers to purchase (the "Offers") any and all of its $164,970,000 outstanding 8-7/8% Senior Subordinated Notes due 2011 and Euro 100,000,000 outstanding Floating Rate Senior Notes due 2010 expired at 9:00 a.m., New York City time, on December 21, 2006. As of 9:00 a.m., New York City time, on December 21, 2006, $164,710,000 million aggregate principal amount, or approximately 99.84% of the outstanding Senior Subordinated Notes, and Euro 85,331,000 aggregate principal amount, or approximately 85.33% of the outstanding Floating Rate Notes, have been validly tendered and accepted for payment by the Company. The Company's acceptance of the validly tendered notes made operative the applicable supplemental indenture relating to each series of notes. The supplemental indentures were filed as exhibits to the Company's Current Report on Form 8-K filed with the SEC on December 6, 2006.

The Company expects to redeem the remaining Euro 14,669,000 aggregate principal amount of Floating Rate Notes in January 2007 pursuant to the terms of the indenture governing the Floating Rate Notes at a price of 102% of the principal amount of each Floating Rate Note, plus accrued and unpaid interest through the redemption date.

On December 21, 2006, the Company closed its new credit facility consisting of a $450 million senior secured term loan facility and an $80 million senior secured revolving credit facility, including a letter of credit sub-facility. The proceeds of the term loan facility, together with a portion of the proceeds of the revolving credit facility and cash on hand, are expected to be used to finance the payment of the Distribution and the purchase of the validly tendered notes pursuant to the Offers. The new credit facility is secured by substantially all of the Company's domestic assets and certain foreign assets.

The Company is one of the world's largest manufacturers and distributors of luggage and markets luggage, casual bags, business cases and travel-related products under brands such as SAMSONITE(R) Black Label, SAMSONITE(R), AMERICAN TOURISTER(R), LACOSTE(R) and TIMBERLAND(R).

SOURCE:  Samsonite Corporation